UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 19, 2018

MELINTA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35405	45-4440364
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 George Street, Suite 301, New Haven, CT	06511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 617-1309

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

As previously announced, on November 6, 2018, Melinta Therapeutics, Inc. (the “Company”) entered into a commitment letter with Vatera Healthcare Partners, LLC (“Vatera”), pursuant to which Vatera committed to purchase shares of the Company’s common stock for an aggregate purchase price of up to $75 million, drawable at the Company’s option and to be used for general corporate purposes. On November 19, 2018, the Company and Vatera entered into a Purchase Agreement attached hereto as Exhibit 10.1 (the “Purchase Agreement”) reflecting the commitment, providing for the sale of an aggregate of $75 million of shares, subject to adjustment as set forth in the Purchase Agreement. The purchase price per share for the sale of shares under the Purchase Agreement will be equal to the lower of (i) $2.66 or (ii) the volume-weighted average price of the Company’s common stock on the Nasdaq Global Market for the 30 trading days immediately preceding the closing under the Purchase Agreement. The sale of shares under the Purchase Agreement is subject to customary closing conditions, including, without limitation, an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 80,000,000 to 155,000,000 (a portion of which will be able to accommodate the sale of shares under the Purchase Agreement), the approval of the stockholders of the Company of the amendment to the Certificate of Incorporation and the issuance of the shares purchased under the Purchase Agreement for purposes of applicable Nasdaq rules, the listing of the shares purchased under the Purchase Agreement on the Nasdaq Global Market, the absence of a material adverse effect on the Company and the absence of an “Event of Default” under the Facility Agreement, dated as of January 5, 2018, by and among the Company, Cortland Capital Market Services LLC and the loan parties and lenders party thereto from time to time. The Purchase Agreement contains customary representations, covenants and indemnities. Under the Purchase Agreement, the Company has agreed, without the prior written consent of Vatera, for a period ending ninety (90) days after the closing under the Purchase Agreement, not to sell or otherwise transfer or dispose of, or file a registration statement relating to, any common stock or any securities convertible into or exercisable or exchange for common stock, subject to certain exceptions. Vatera and its assignees will be entitled to registration rights in respect of the shares purchased pursuant to the Purchase Agreement in accordance with the terms of the Registration Rights Agreement, dated November 3, 2017, among the Company, Vatera and the other parties thereto. Vatera may assign all or a portion of its obligations under the Purchase Agreement to one or more assignees without the Company’s consent, but no such assignment will relieve Vatera of its obligations under the Purchase Agreement. The Purchase Agreement will terminate if, among others, closing has not occurred by December 31, 2018. The summary of the Purchase Agreement set forth above is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1, and is incorporated by reference herein.

Item 3.02.	Unregistered Sale of Equity Securities.

Shares of the Company’s common stock issued to Vatera in connection with the Purchase Agreement, as described in Item 1.01 of this report, which description is incorporated by reference into this Item 3.02, will consist of unregistered shares of common stock. Such shares will be issued in a private placement exempt from registration under 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), because the offer and sale of such securities does not involve a “public offering,” as defined in Section 4(a)(2) of the Securities Act, and other applicable requirements will be met.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Purchase Agreement, dated November 19, 2018, by and between Melinta Therapeutics, Inc. and Vatera Healthcare Partners, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Melinta Therapeutics, Inc.

By:	/s/ Peter Milligan
Peter Milligan
Chief Financial Officer

Dated: November 19, 2018